Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 7, 2018, with respect to the combined financial statements of Asset Manager Affiliate as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, included in the Form 10-K of Portman Ridge Finance Corporation.

/s/ Ernst & Young LLP

New York, New York

March 6, 2020